UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2010 (May 14, 2010)

ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

New York	1-11570	13-3098275
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 750-0064

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the Form 8-K filed on May 19, 2010 by Allied Healthcare International Inc. reporting the acquisition of a group of businesses commonly known as Homecare Independent Living Group and is being filed for the purpose of correcting the item number under which such acquisition was reported from Item 1.01 to Item 8.01.

ITEM 8.01. OTHER EVENTS

On May 14, 2010, Allied Healthcare International Inc. (the “Company”) acquired a shareholding in a group of businesses commonly known as Homecare Independent Living Group (“Homecare”). The Homecare business, with over 620 staff members at the time of the acquisition, is a leading provider of social care to the elderly, physically disabled and mentally disabled with four operating divisions in Northern Ireland and an increasing presence in the Republic of Ireland. The two vendors of Homecare (the “Vendors”) will remain in their existing roles as directors of the Homecare business to be joined by directors appointed by the Company to this business.

The Company has acquired a 50.1% shareholding in L&B (No. 182) Limited, the holding company of the five entities that make up the Homecare business, from the Vendors for a consideration of £3.9 million ($5.8 million at exchange rates at the time of the acquisition). Such consideration may be adjusted based on the final value of the net assets. This was funded through cash on hand. In addition, the Company has also entered into call option agreements giving the Company the right to buy the remaining shares between March 2013 and March 2020. The Vendors have also entered into put option agreements giving the Vendors the right to sell the remaining shares between March 2011 and March 2020. The maximum amount payable by Allied for 100% of the Homecare business will be £11.2 million ($16.5 million at exchange rates at the time of the acquisition) during this period and is subject to Homecare achieving annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets of up to £2.6 million ($3.8 million at exchange rates at the time of the acquisition). It is anticipated that the purchase of the additional shareholdings in L&B (No.182) Limited, if any, will be funded through cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2010

ALLIED HEALTHCARE INTERNATIONAL INC.

By:	/s/ Marvet Abbassi
Name: Marvet Abbassi Title: Financial Controller